Registration No. 333-144127
Filed Pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED OCTOBER 11, 2007)

$300,000,000

CACI International Inc

2.125% Convertible Senior Subordinated Notes due 2014

and Shares of Common Stock Issuable upon Conversion of the Notes

This prospectus supplement relates to the resale by the holders of 2.125% Convertible Senior Subordinated Notes due 2014 of CACI International Inc and the shares of common stock issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with the prospectus dated October 11, 2007, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements thereto.

Investing in the notes or our common stock involves a high degree of risk. You should carefully read and consider the “Risk Factors” beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 19, 2007

The information in the table appearing under the heading “Selling Securityholders” in the prospectus is supplemented and superseded in part by the information appearing in the table below. Because selling securityholders may trade all or some of the notes listed at any time without notifying us, the table may not reflect the exact value of notes held by each selling securityholder on the date of this supplement.

	Principal Amount of Notes Beneficially Owned that may be Offered ($)	Percentage of Notes Outstanding	Number of Shares of Common Stock Beneficially Owned (1)	Number of Shares of Common Stock that may be Offered (1)	Percentage of Common Stock Outstanding (2)	Number of Shares of Common Stock upon Completion of the Offering (3)
Fore Convertible Master Fund Ltd. (4)	9,549,000	3.18%	174,736	174,736	*	0
Fore ERISA Fund Ltd. (4)	1,501,000	*	27,466	27,466	*	0
Mohican VCA Master Fund, Ltd. (5)	1,875,000	*	34,310	34,310	*	0
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage Master Limited (6)	12,190,000	4.06%	223,063	223,063	*	0
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage II Master Limited (7)	1,060,000	*	19,396	19,396	*	0

*	Less than 1%.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 18.2989 shares of common stock per $1,000 principal amount of notes. However, this conversion rate is subject to adjustment as described under “Description of notes — Conversion rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(1), using 30,003,706 shares of common stock outstanding as of October 1, 2007. In calculating this amount for each holder, the number of shares of common stock issuable upon conversion of all of that holder’s notes, but not any other holder’s notes, are treated as outstanding.

(3)	The information presented assumes that all of the selling securityholders will fully convert the notes for shares of our common stock and that the selling securityholders will sell all shares of our common stock that they received pursuant to such conversion.

(4)	The beneficial owner of the securities being offered is a limited partnership and Matthew Li is the general partner of that limited partnership.

(5)	Eric Hage and Daniel Hage are the natural persons who have voting and investment control over the securities being offered.

2

(6)	UBS O’Connor LLC is the investment manager of UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage Master Limited and has voting and investment control over the securities being offered. UBS O’Connor LLC is a wholly owned subsidiary of UBS AG, which is a reporting company under the Exchange Act.

(7)	UBS O’Connor LLC is the investment manager of UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage II Master Limited and has voting and investment control over the securities being offered. UBS O’Connor LLC is a wholly owned subsidiary of UBS AG, which is a reporting company under the Exchange Act.

3